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                                  EXHIBIT 99.1

FOR IMMEDIATE RELEASE               COMPANY CONTACT:  Paul A. Miller
                                                 (978)  725-7555

                                 LSB CORPORATION

                       BANKRUPTCY TRUSTEE PROPOSES INTERIM
                         DISTRIBUTION TO BANK SUBSIDIARY

NORTH ANDOVER, MA, -- (BUSINESS WIRE) - FEBRUARY 26, 2004 - LSB Corporation, (the "Corporation" or the "Company") (NASDAQ-LSBX), reports that the Bankruptcy Trustee in a case in which the Company's wholly owned subsidiary, Lawrence Savings Bank (the "Bank"), is a secured creditor, filed a motion seeking Bankruptcy Court approval to make an interim distribution to the creditors. After payment to one other creditor and reserves for anticipated taxes and administrative costs, the Trustee has proposed to make an interim distribution to the Bank of approximately $2.6 million. The Bank has agreed to return any of the interim distribution as would be necessary to pay additional taxes imposed on the bankruptcy estate in the event reserves set aside for taxes are insufficient.

The amount of the proposed distribution has not previously been recognized in the Company's Consolidated Financial Statements. The diluted earnings per share impact of the proposed interim distribution is approximately $0.37 per share based on estimated average shares outstanding for the first quarter of 2004. This impact will be recognized in the Company's reported financial results when the proposed interim distribution is approved by the Bankruptcy Court.

Additional background information regarding the matter follows:

The pendency of this matter was noted in the Company's Consolidated Financial Statements as of and for the period ended December 31, 2002 and the Company's 10Q Quarterly Report for the period ended September 30, 2003. The Bank was awarded a $4.2 million judgment against the debtor in 1997. On February 13, 2002, the debtor filed a petition in bankruptcy under Chapter 7 of the Bankruptcy Code. Post-judgment interest calculated from the date of judgment to the date of the bankruptcy filing is approximately $1.9 million. Collection of any remaining balance beyond the amount of the proposed interim distribution is substantially uncertain and is not susceptible to meaningful estimation at this time.

This press release may contain certain statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are not historical facts and include expressions of management's expectations at a specific point in time regarding future actions, relationships, structures, decisions and conditions. Such expectations may or may not be realized, depending on a number of variable factors, including but not limited to, the exercise of judicial discretion, the identification of additional creditors, errors in the Bankruptcy Trustee's estimation of taxes and or administrative expenses, or the reversal or modification of completed sales of bankruptcy assets. As a result of such risks and uncertainties, the Company's actual results may differ materially from such forward-looking statements. The Company does not undertake, and specifically disclaims any obligation to publicly release revisions to any such forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statement.



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